Exhibit (j)









              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                      FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 26, 2015 relating to the financial statements of AB Equity Income Fund, Inc. (formerly known as AllianceBernstein Equity Income Fund, Inc.) for the fiscal year ended November 30, 2014, which is incorporated by reference in this Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A No. 33-66630) of AB Equity Income Fund, Inc.

                                        /s/ ERNST & YOUNG LLP


New York, New York
February 25, 2015